Exhibit 99.1

Broad Capital Acquisition Corp Announces Separate Trading of its Common Stock and Rights, Commencing February 23, 2022

Plano, Texas, February 22, 2022 – Broad Capital Acquisition Corp (the “Company”) today announced that commencing February 23, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of common stock and rights included in the units on The Nasdaq Global Market (“Nasdaq”).

Each unit consists of one share of common stock, par value $0.000001 per share and one right. Each right entitles the holder to receive one-tenth (1/10) of a share of common stock upon consummation of its initial business combination. The shares of common stock and rights that are separated will trade on the Nasdaq under the symbols “BRAC” and “BRACR,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “BRACU.”

Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of common stock and rights.

The units were initially offered by the Company in an underwritten public offering. Chardan acted as the sole book running manager in the offering.

A registration statement relating to the units and the underlying securities became effective on January 10, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

ABOUT BROAD CAPITAL ACQUISITION CORP

Broad Capital Acquisition Corp is a blank check company organized for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, recapitalization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Broad Capital Acquisition Corp

5345 Annabel Lane

Plano, Texas 75093

Johann Tse

Chief Executive Officer

johann.tse@aquariancapital.com

1-469 951 3088

SOURCE: Broad Capital Acquisition Corp